UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2009

Annual Meeting of Stockholders

Meeting Date:	June 3, 2009
Meeting Time:	10:00 a.m., CDT
Location:	Holiday Inn Houston-Near the Galleria 3131 West Loop South Houston, Texas 77027

Record Date:	April 3, 2009

Agenda

•	Elect two Class II Directors and one Class III Director

•	Amend the Company’s restated Certificate of Incorporation to declassify the Board of Directors beginning at the 2010 annual meeting

•	Ratify the Rights Agreement dated September 14, 2007 between the Company and Registrar and transfer Company, as Rights Agent

•	Ratify the appointment of the independent registered public accounting firm

•	Transact any other business that may be properly brought before the Annual Meeting

All stockholders are invited to attend the VAALCO Annual Meeting. We will hold the Annual Meeting on June 3, 2009, at the Holiday Inn Houston-Near the Galleria, 3131 West Loop South, Houston, Texas 77027.

Voting

Stockholders owning VAALCO Stock at the close of business on April 3, 2009, or their legal proxy holders, are entitled to vote at the Annual Meeting. We are distributing this proxy statement, proxy card and VAALCO’s 2008 Annual Report to stockholders on or about April 24, 2009.

By Order of the Board of Directors,

Robert L. Gerry, III

Chairman

VAALCO Energy, Inc.

4600 Post Oak Place

Suite 309

Houston, Texas 77027

April 20, 2009

2009 Proxy Statement

General Information

The Board is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2009 Annual Meeting of Stockholders to be held on June 3, 2009, at the Holiday Inn Houston-Near the Galleria, 3131 West Loop South, Houston, Texas 77027, and at any postponement or adjournment of the Annual Meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as “we,” “our,” “us” or “VAALCO.”

APPOINTMENT OF PROXY HOLDERS

The Board of Directors asks you to appoint Robert L. Gerry and W. Russell Scheirman as your proxy holder to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy form.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy form, you also authorize your proxy holders to vote your shares on any matters that are not known by the Board at the time this proxy statement was printed and that, under VAALCO’s By-Laws, may be properly presented for action at the Annual Meeting.

This proxy statement and the accompanying form of notice and proxy card are being distributed to stockholders on or about April 24, 2009. Our annual report for our fiscal year ended December 31, 2008 is also being mailed to stockholders contemporaneously with this proxy statement, although the annual report does not form a part of the material for the solicitation of proxies. The content of this proxy statement has been approved by our Board of Directors.

VOTING

The Board strongly encourages you to exercise your right to vote. Your vote is important. Voting early helps ensure that VAALCO receives a quorum of shares necessary to hold the Annual Meeting. Many stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of VAALCO.

If you are a stockholder of record (you own shares in your own name) you can vote by mail by signing, dating and returning your proxy forms in the pre-addressed, postage-paid envelope provided. If you are a street name stockholder (you own shares in the name of a bank, broker or other holder of record) you should refer to the proxy form or the information you receive from the record holder to see the voting methods available to you.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using the mail, you may later revoke your proxy instructions by:

•	Sending a written statement to that effect to the Corporate Secretary at the address listed on page 1 of this proxy statement
•	submitting a proxy form with a later date and signed as your name appears on the stock account; or
•	voting in person at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

VOTE REQUIRED AND METHOD OF COUNTING

The Board has fixed April 3, 2009, as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the close of business on the record date, there were 58,261,682 shares of VAALCO Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 4600 Post Oak Place, Suite 309, Houston, Texas, 77027. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. For the purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count toward the establishment of a quorum.

If you are a street name stockholder and do not give your broker instructions on how to vote your shares on a proposal, your broker may not have discretionary power to vote on the proposal and as a result your shares will not be voted on this matter and will be considered a “broker non-vote.”

The required vote and method of calculation for the various business matters to be considered at the Annual Meeting are as follows:

Item 1—Election of Directors

Each outstanding share of VAALCO Stock is entitled to one vote for each of the two Class II Director nominees and one Class III Director nominee. Directors are elected by a plurality vote. This means the three Director nominees who receive the highest number of affirmative votes cast are elected, whether or not such votes constitute a majority of the votes cast. If you do not wish your shares to be voted with respect to a particular Director nominee, you may withhold authority to vote for one or more of the nominees or to withhold authority to vote for all nominees. For the purpose of voting for directors, withholding authority is the equivalent of an abstention. Abstentions and broker non-votes have no effect on determinations of a plurality except to the extent that they affect the total votes received by a particular candidate.

Item 2—Amendment of the Restated Certificate of Incorporation to Declassify the Board of Directors

Approval of the Amendment to the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66  2/3% of the outstanding shares of VAALCO Stock. Abstentions are considered present at the Annual Meeting for this proposal so the effect of an abstention is the same as a “no” vote. Broker non-votes will not be considered present at the Annual Meeting for this proposal and will have the same effect as a “no” vote.

Item 3—Ratification of Rights Agreement

The ratification of the Rights Agreement is approved if a majority of the shares present at the Annual Meeting vote for the proposal. Abstentions are considered present at the Annual Meeting for this proposal so the effect of an abstention is the same as a “no” vote. Broker non-votes will not be considered present at the Annual Meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.

Item 4—Ratification of Independent Registered Public Accounting Firm

The ratification of the Independent Registered Public Accounting Firm is approved if a majority of the shares present at the Annual Meeting vote for the proposal. If this appointment is not ratified, our Audit Committee and our Board may reconsider its appointment and endorsement, respectively. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders best interests. Abstentions are considered present at the Annual Meeting for this proposal so the effect of an abstention is the same as a “no” vote. Broker non-votes will not be considered present at the Annual Meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

The cost of the solicitation of proxies of approximately $70,000 will be borne by us. In addition to solicitation by mail, our directors, officers, and employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. We have also retained D.F. King & Co., Inc. to solicit proxies in connection with the Annual Meeting. We have agreed to pay D.F. King & Co., Inc. a fee of $60,000 for its services, plus reasonable out-of-pocket expenses. We have also retained D.F. King & Co., Inc. to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted upon at the Annual Meeting.

Votes cast at the meeting will be counted by the inspector of election.

OTHER MATTERS

The Board does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

Election of Directors

(Proposal 1 on the proxy form)

The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated Class I, Class II and Class III. Directors in each class are elected for staggered three-year terms and hold office until their successors are duly elected and qualified. Vacancies occurring on the Board of Directors may be filled by resolution of the Board of Directors for a term of office expiring at the following annual meeting of the stockholders, regardless of the term of the class to which such director was appointed. The term of the Class I directors, currently comprised of Messrs. William S. Farish, Arne R. Nielsen and W. Russell Scheirman expires in 2011. The term of the Class II directors, currently comprised of Messrs. Robert H. Allen and Luigi Caflisch expires in 2009. The term of the Class III directors, currently comprised of Messrs. Frederick W. Brazelton, O. Donaldson Chapoton and Robert L. Gerry III expires in 2010.

The Nominating and Corporate Governance Committee of the Board is nominating Messrs. Robert H. Allen and Luigi Caflisch for election as Class II Directors and Frederick W. Brazelton as Class III Director. The persons named as proxy holders on the proxy form will vote your shares FOR these three nominees unless you vote against or withhold authority in the spaces provided on the proxy form. Class II Directors are elected to serve for a three-year term or until their successors are elected. The Class III Director will be elected to serve for a one-year term or until his successor is elected.

Should the nominees become unable or unwilling to serve as Directors at the time of the Annual Meeting, the person or persons exercising the proxies will vote for the election of a substitute nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors to fill the vacancy, or the Nominating and Corporate Governance Committee of the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting. The nominees have expressed their intention to serve if elected. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected.

The Board unanimously recommends a vote FOR each of these nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to the nominees, current directors and present executive officers of VAALCO. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position with VAALCO	Director Since
Class I Directors

Arne R. Nielsen	83	Director	1989

W. Russell Scheirman	53	President, Chief Operating Officer and Director	1991

William S. Farish	70	Director	2004

Class II Directors

Robert H. Allen	80	Director (Nominee)	2003

Luigi Caflisch	74	Director (Nominee)	2005

Class III Directors

Robert L. Gerry III	71	Chairman of the Board and Chief Executive Officer	1997

Frederick W. Brazelton	38	Director (Nominee)	2008

O. Donaldson Chapoton	72	Director	2006

Executive Officers

Gregory R. Hullinger	55	Chief Financial Officer

Gayla M. Cutrer	67	Vice President, Corporate Secretary

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Robert H. Allen – is the managing partner of Challenge Investment Partners, which is active in mining ventures in Canada, Greenland, Mexico, South America and Indonesia. From 1957 to 1982 he was with Gulf Resources and Chemical Corporation, a diversified natural resource based company. During that affiliation, Mr. Allen served as Chief Executive Officer, Director and Chairman of the Board. In the past 20 years he has been instrumental in the start-up of several natural resource oriented companies, the most notable, Getty Resources Ltd., Toronto, Canada.

Mr. Allen is Chairman of the Board of Trustees of Baylor College of Medicine. He is also a member of the Advisory Board of the George Bush School of Government and Public Service, and of the Development Council of the Mays School of Business at Texas A&M University. He has served on many boards including Federal Express Corporation and Gulf Canada Resources Ltd. Most recently he served as Chairman of the Board of Gulf Indonesia Resources Ltd., and Chairman of the Board of The University of Texas Investment Management Company. He also served as Chairman of the Audit Committee of the Brown Foundation. Mr. Allen received his B.B.A. degree in 1951 from Texas A&M University. He is a certified public accountant and a member of the Texas Society of CPA’s.

Frederick W. Brazelton – Mr. Brazelton was appointed to the Board on June 27, 2008. Mr. Brazelton is the Co-Founder and President of Platform Partners, LLC, a private holding company that makes equity investments in middle-market companies. Prior to founding Platform in August 2006, Mr. Brazelton was a Partner of The CapStreet Group, LLC, an institutional private equity fund focused on investing in middle-market companies where he had worked from August 2000 until July 2006. Prior to joining CapStreet, Mr. Brazelton worked for the private equity firms of Hicks, Muse, Tate & Furst and Willis Stein & Partners after starting his career in investment banking at CS First Boston in its Natural Resources Group. Mr. Brazelton serves on the boards of directors of Landmark FBO, LLC, TRE Financial Services, LLC, Avalon Advisors, LLC and the Small Steps Nurturing Center. He received his BBA from the Business Honors Program at the University of Texas at Austin and his MBA from Stanford University.

Luigi P. Caflisch – Mr. Caflisch was appointed to the Board on April 6, 2005. He has spent over 45 years in the petroleum industry: in exploration, research and development, and management. For Gulf Oil Co., he worked in the U.S.A., Europe, North Africa, Nigeria, Angola and the Far East. In 1978, Mr. Caflisch served as Vice President of Geoman, a Gulf affiliate providing technical assistance to OPEC countries, mainly in Kuwait and Venezuela. Beginning in 1982, Mr. Caflisch served as Gulf’s General Manager for Exploration of the North Sea. After Chevron’s acquisition of Gulf in 1984, Mr. Caflisch served as Chevron’s Deputy Managing Director of Europe. Beginning in 1987, Mr. Caflisch served as Assistant to Chevron’s VP of Overseas Exploration. In 1988, he became Managing Director of Africa for Chevron and in 1995 he became Managing Director of Africa and Middle East for Chevron. As a member of Chevron’s Management Team, he shared responsibilities for directing worldwide Upstream operations. Since his retirement from Chevron in 1999, Mr. Caflisch has offered consulting and management assistance to a variety of companies; as a member of the board of directors or advising on target areas for exploration, acquisition or divestiture. Multilingual, he holds a Doctorate in Geology and Geophysics from the University of Milan.

O. Donaldson Chapoton – Mr. Chapoton was appointed to the Board on February 15, 2006. He joined Baker Botts, LLP in early 1960’s specializing in tax law. Mr. Chapoton served as Assistant Secretary for Tax Policy at the U.S. Treasury Department from 1987 to 1989. He rejoined Baker Botts, LLP as the partner-in-charge of the firm’s Washington office in 1989 and served in that position through 2000. In 2006, Mr. Chapoton joined Breen Investors, LLC, an asset management firm, as a partner where he participates in strategic and business development matters and sits on the firm’s executive committee. Mr. Chapoton received his LL.B., with honors, from the University of Texas School of Law.

William S. Farish – Mr. Farish was appointed to the Board on November 28, 2004. Mr. Farish is President of W. S. Farish and Company, an investment firm in Houston, Texas and is the owner of Lane’s End Farms, a thoroughbred breeding facility in Versailles, Kentucky. He is also former Chairman of Churchill Downs, Inc. Mr. Farish served as the United States Ambassador to the Court of St. James from 2001 until mid 2004.

Robert L. Gerry III – Mr. Gerry has served as Chairman of the Board and Chief Executive Officer for VAALCO Energy, Inc. since August 1997. Mr. Gerry currently serves on the Board of Directors of Plains Exploration and Production Company, and Integrity Bank a newly formed independent bank located in Houston, Texas. Mr. Gerry also serves on the Board of Texas Children’s Hospital and is a member of the University of Texas Advisory Council. From February 1994 until August 1997, Mr. Gerry served as Vice-Chairman of Nuevo Energy Company. Prior to being appointed Vice-Chairman of Nuevo, Mr. Gerry had served as President and Chief Operating Officer of Nuevo since its formation in March 1990. Mr. Gerry served as Senior Vice President of Energy Assets International Corporation (“EAIC”) from January 1989 until March 1990. For ten years prior to joining EAIC, Mr. Gerry was active as an independent investor concentrating on energy investments.

Arne R. Nielsen – Mr. Nielsen has been a Director of ours since March 1989. Since 2007, he has been a consultant to oil and gas companies in Calgary, Alberta, Canada and serves on a number of corporate boards. Until 2007, he was Chairman of the Board of Directors of Shiningbank Energy Income Fund. He served as the Chairman of the Board of Serenpet, Inc. from April 1995 through July 1996, President, Chief Executive Officer and Chairman of the Board of Poco Petroleum Ltd. from January 1992 through May 1994, and President and Chief Executive Officer of Bowtex Energy (Canada) Corporation from July 1990 through January 1992. Mr. Nielsen also served as the Chairman of the Board and Chief Executive Officer of Mobil Oil Canada from April 1986 to January 1989.

W. Russell Scheirman – Mr. Scheirman has served as the President of VAALCO since 1992, and as a Director since 1991. In 2008, Mr. Scheirman was named the Company’s Chief Operating Officer. From 1991 to 1992, Mr. Scheirman served as Executive Vice President of VAALCO. Prior to joining VAALCO, Mr. Scheirman was an Associate at McKinsey & Company, Inc. from 1989 to 1991, an investment banker with Copeland, Wickersham and Wiley from 1984 to 1989, and a Petroleum Reservoir Engineer for Exxon Company, U.S.A. from 1978 to 1984. Mr. Scheirman holds a B.S. (Summa Cum Laude) and M.S. in Mechanical Engineering from Duke University (1977 and 1978, respectively) and an M.B.A. from California Lutheran University (1984).

Gregory R. Hullinger – Mr. Hullinger joined VAALCO in October 2008 after more than 30 years of finance and accounting experience at Shell Oil Company and its parent company, Royal Dutch Shell. Notable positions held by Mr. Hullinger at Shell Oil include Controller, Treasurer, CFO—Shell Deer Park Refining Company and CFO—Pecten Cameroon Company (West Africa). For Royal Dutch Shell, Mr. Hullinger held the positions of International Audit Manager and as the Manager for Group Accounting, the unit responsible for the financial consolidations, results and reporting. Mr. Hullinger was twice elected Chairman of the Accounting Committee of the American Petroleum Institute. He holds a B.S. in Accounting from Louisiana State University.

Gayla M. Cutrer – Ms Cutrer has been employed by VAALCO for over 20 years, and has been our vice president and corporate secretary for more than five years.

Mr. Nielsen is a Canadian citizen. All other officers and directors of VAALCO are United States citizens.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

The Audit, Board Nominating and Governance and Compensation Committees are each constituted by written charters and operated according to the rules of the New York Stock Exchange (NYSE). Each member of these committees meets the independence requirements of the NYSE.

Committees and Current Membership	Committee Functions
AUDIT Mr. Robert H. Allen † (Chairman) Mr. Frederick W. Brazelton Mr. Luigi Caflisch Mr. O. Donald Chapoton Mr. Arne R. Nielsen

•    Selects the independent registered public accounting firm for endorsement by the Board and ratification by the stockholders

•    Reviews reports of independent and internal auditors

•    Reviews and approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

•    Monitors the effectiveness of the audit process and financial reporting

•    Reviews the adequacy of financial and operating controls

•    Monitors the corporate compliance program

•    Evaluates the effectiveness of the Audit Committee

COMPENSATION Mr. Robert H. Allen (Chairman) Mr. Frederick W. Brazelton Mr. Luigi Caflisch Mr. William S. Farish

•    Approves the salary and other compensation matters for the CEO

•    Reviews and recommends salaries and other compensation matters for executive officers other than the CEO

•    Administers VAALCO’s incentive compensation and equity-based plans

•    Evaluates the effectiveness of the Compensation Committee

NOMINATING AND CORPORATE GOVERNANCE Mr. Luigi Caflisch Mr. O. Donald Chapoton (Chairman) Mr. William S. Farish

•    Reviews VAALCO’s Corporate Governance Principles and practices and recommends changes as appropriate

•    Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual Director effectiveness

•    Assesses the size and composition of the Board

•    Recommends prospective director nominees

•    Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, By-Laws and other Board-adopted governance provisions

† Audit Committee Financial Expert as determined by the Board under SEC regulations.

MEETINGS AND ATTENDANCE

In 2008, the Board held eight regular Board meetings and seven Board committee meetings, which included five Audit Committee, one Compensation Committee and one Nominating and Governance Committee meeting. Seven directors attended 100% of the Board meetings and Board Committee meetings on which they served. Mr. Farish was available for 50% of the Board and Board committee meetings during 2008. VAALCO does not have a policy on whether directors are required to attend the Annual Meeting. Last year, all but one of the directors attended the 2008 annual meeting of stockholders.

Executive sessions of non-employee Directors are held at least after each quarterly Board meeting. Any non-employee Director can request that an executive session be scheduled. The sessions are scheduled and presided over by an alphabetical order rotation amongst the non-employee directors. Meetings are also held from time to time with the Chairman of the Board for a general discussion of relevant subjects.

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that, as to each current, non-employee Director (Mr. Allen, Mr. Brazelton, Mr. Caflisch, Mr. Chapoton, Mr. Farish and Mr. Nielsen) no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee Director and Director nominee qualifies as “independent” according to the Corporate Governance Rules of the NYSE.

In making its determination, the Board adheres to the specific tests for independence included in the NYSE listing standards. In addition, it is the policy of the Board of Directors that a majority of the members of the Board be independent of VAALCO’s management. VAALCO’s Corporate Governance Principles contain the following guidelines to assist the Board in determining director independence in accordance with the applicable New York Stock Exchange and SEC rules:

•

No director who is an employee or former employee of VAALCO, or whose immediate family member is an executive officer or former executive officer of VAALCO, shall be considered “independent” until three years after such employment has ended;

•

No director who is receiving, or in the last three years has received, or whose immediate family member is receiving, or in the last three years has received, more than $100,000 per year in direct compensation from VAALCO, other than fees received in such director’s capacity as a member of the Board or any Board committee and pension payments or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall be considered “independent.” Compensation received by an immediate family member for service as a non-executive employee of VAALCO need not be considered in determining independence;

•

No director who is, or in the past three years has been, affiliated with or employed by, or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by, a present or former internal auditor or independent auditing firm of VAALCO shall be considered “independent”;

•

No director who is, or in the past three years has been, employed as, or whose immediate family member is, or in the past three years has been, employed as, an executive officer by any company for which any executive officer of VAALCO serves as a member of its compensation committee (or, in the absence of a compensation committee, the board committee performing equivalent functions, or, in the absence of such committee, the Board of Directors) shall be considered “independent”;

•

No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, VAALCO for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenue shall be considered “independent” until three years after such payments fall below such threshold; and

•

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year look-back provisions, it does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

BUSINESS CONDUCT AND ETHICS CODE

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, officers and employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.vaalco.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that all employees and Directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Business Conduct and Ethics. Each Director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each Director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the Director is associated, and makes recommendations, as appropriate, to the Board.

COMMUNICATION WITH THE BOARD OF DIRECTORS

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to Directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee, or with our non-employee Directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the record, one such communication had been received.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of VAALCO’s financial reporting process. The Audit Committee Charter can be viewed on the VAALCO’s web site at www.vaalco.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K with VAALCO’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on:

•	the fair presentation of VAALCO’s financial statements in conformity with accounting principles generally accepted in the United States in all material respects; and

•	the effectiveness of VAALCO’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Statements on Auditing Standard No. 61 as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from VAALCO and its management and received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T and considered whether the provision of non-audit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to the Board that the audited financial statements be included in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Respectfully submitted on March 10, 2009, by the members of the Audit Committee of the Board:

Robert H. Allen (Chairman)

Frederick W. Brazelton

Luigi Caflisch

O. Donaldson Chapoton

Arne R. Nielsen

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee is responsible for defining and assessing qualifications for Board membership, identifying qualified Director candidates, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight on corporate governance practices and policies including an effective process for stockholders to communicate with the Board. The Nominating and Corporate Governance Committee is composed entirely of independent Directors and operates under a written charter. The Nominating and Corporate Governance Committee charter is available on VAALCO’s web site at www.vaalco.com and is available in print upon request. The Committee submits this report to stockholders to report on its role and corporate governance practices at VAALCO in 2008.

The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

•

personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in VAALCO’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company; and

•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc, 4600 Post Oak Place, Suite 309, Houston, Texas 77027, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

The Nominating and Corporate Governance Committee plays a leadership role in shaping our corporate governance. At least annually, the Nominating and Corporate Governance Committee will survey corporate governance best practices to identify any opportunities to improve our corporate governance. The Corporate Governance Principles used to guide our company in the exercise of its responsibilities are available on our website at www.vaalco.com and a printed copy is available upon request.

Respectfully submitted on March 12, 2009 by members of the Nominating and Corporate Governance Committee of the Board:

O. Donald Chapoton (Chairman)

Luigi Caflisch

William S. Farish

COMPENSATION COMMITTEE REPORT

The Compensation Committee of VAALCO has reviewed and discussed with management the Compensation Discussion and Analysis beginning on the following page and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted on March 12, 2009, by members of the Compensation Committee of the Board:

Luigi Caflisch (Chairman)

Robert H. Allen

William S. Farish

Frederick W. Brazelton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had a relationship requiring disclosure under this caption.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee is responsible for VAALCO’s executive remuneration programs, authority over which it cannot delegate. The Compensation Committee is composed entirely of “independent outside directors”, as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the applicable rules of the NYSE and it operates under a written charter. The Compensation Committee charter is available on our website at www.vaalco.com and is available in print upon request.

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2008 compensation for our named executive officers.

Objectives of Our Compensation Program

Our strategy is to pursue selected opportunities in the oil and gas exploration and production business that are characterized by reasonable entry costs, favorable economic terms, high reserve potential relative to capital expenditures and the availability of existing technical data that may be further developed. With respect to our current international properties, we seek to maximize the value of the reserves discovered in Gabon through exploitation of the Etame, South Tchibala, Avouma and Ebouri fields. We believe that we have unique management and technical expertise in identifying international opportunities and establishing favorable operating relationships with host governments and local partners familiar with the local practices and infrastructure. Our compensation program is designed to attract, retain, and motivate employees in order to effectively execute our business strategy.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure with the company.

Elements of Our Compensation Program and Why We Pay Each Element

Our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with sufficient, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. We also provide an annual cash bonus in order to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation is an element of our compensation policy because we believe it aligns executives’ interests with the interests of our shareholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; to encourage executive retention; and to give executives the opportunity to share in our long-term performance. Without exception, awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs.) Therefore, equity-based incentives will have no realizable value unless our stock price appreciates in value. These types of awards also provide a form of compensation that we believe is transparent and easy for stockholders to understand.

We offer benefits such as a 401(k) Plan and payment of insurance premiums in order to provide a competitive remuneration package.

How We Determine Each Element of Compensation

The Compensation Committee of our board of directors oversees our compensation programs. The committee’s primary purpose is to assist the board of directors in the discharge of its fiduciary responsibilities relating to fair and competitive compensation of our executive officers. Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of non-management members of our board of directors. The Compensation Committee meets each year to review our compensation program and to determine compensation levels for the ensuing fiscal year.

In determining the elements of compensation, we consider various measures of company and industrial performance including stockholder’s return, debt levels, revenues, cash flow, capital expenditures, reserves of oil and gas, costs and other measures discussed herein. We compare our progress against other independent oil and gas companies with whom we compete for managerial talent and operationally. Due to our increasing size and complexity, we may from time to time retain an independent compensation consulting firm to assist the committee in evaluating the executive compensation program. We did not retain a consultant with respect to determining 2008 compensation.

Base Salary.    At its regularly scheduled meeting, the Compensation Committee meets to review the base salaries of our executive officers. During the first portion of the meeting, the committee reviews the compensation of the chief executive officer, and the chief executive officer is not present. Following this private session, the chief executive officer joins the meeting, and base salary levels of our other executive officers are discussed with his input.

In setting base salaries, the committee takes into account a combination of subjective factors as well as data available from objective, professionally-conducted market studies obtained from a range of industry and general market sources. We generally target base salaries to be competitive with the salaries compared to CEOs and executive officers of comparable companies. Subjective factors the committee considers include individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance. For 2008, we increased base salaries for certain officers, including the CEO, in order to make salaries competitive with those of independent oil and gas companies with international operations.

Bonus.    We established a program whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met. At a regularly scheduled meeting, usually prior to the end of the year, our board of directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, the Compensation Committee sets various target for measures such as oil and gas production levels, operating expenses, pre-tax net income and cash flows from operations. In addition, non-financial targets are established such as exploration prospects to be generated, safety goals, accounting systems implementation and environmental regulations compliance goals.

A significant portion of each executive’s total compensation is dependent on achieving both the short and long term financial and strategic goals outlined above. Accordingly, at the end of each fiscal year, incentive bonuses, if any, will be awarded to the chairman of the board and chief executive officer and to the president and chief operating officer and to the other executive officers. In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the goals and objectives set out in our budget for the preceding year. The committee may also consider matters other than those set out in the schedule of goals and objectives in the budget such as stock performance for the previous budget year, indicated return on stockholders’ investment, corporate debt levels, revenues, change in oil and gas reserves, cash flow, capital expenditures and other items that are considered to be critical to our success, including safety performance and environmental performance. We do not assign these measures relative weights preferring to make a subjective determination after considering all measures collectively. The committee must find that the executive’s performance met or exceeded stated goals and objectives set out in the previous year’s annual budget. As an example, should the performance level be determined at 80%, then the incentive bonus would be 80% of base salary. In order for there to be an incentive bonus payment, performance has to meet or exceed 75%. Should the committee determine that the minimum standard of 75% has not been met, it may recommend that the board of directors consider payment of discretionary bonuses for the executive officers. Only with committee recommendations and board approval can the annual incentive bonus pay-out exceed 100% of each executive’s base salary.

In addition to the above, incentive bonuses may be paid to other employees as determined by the chairman and chief executive officer and president and chief operating officer. All incentive bonuses exceeding 100% of base salary must be approved by the Compensation Committee.

The Compensation Committee decided to eliminate year-end bonuses and to award bonuses for prior year results at the end of the first quarter of the following year, when actual results for the entire year are known. Accordingly, 2007 bonus amounts were accrued in 2007 and paid in 2008. In its discretion, the Compensation Committee decided to award bonuses in March of 2009 for fiscal 2008 results based upon our achievement of the following performance goals:

•	Achievement of oil and gas production targets
•	Achievement of Direct Operating Cost budget
•	Stewardship of the General and Administrative expense budget
•	Installation of the Ebouri platform in Gabon in 2008
•	Startup of production from the Ebouri platform in Gabon
•	Exploration Department goals to develop planned drill ready exploration prospects
•	Establishment of Angola office, accounting system and operating system
•	Safety and Environmental program goals

In March 2009 we awarded bonuses of $413,100 to Mr. Gerry, $340,200 to Mr. Scheirman, $170,100 to Ms. Cutrer. We provide executives the opportunity to defer receipt of earned annual incentives.

Long-Term Equity-Based Incentives.    The Compensation Committee and/or our Board of Directors act as the manager of our incentive plans and perform functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for carrying out the purposes of our plans. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee typically consider recommendations from our chief executive officer. Typically, awards vest over multiple years but the committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without good reason, all outstanding equity-based awards will immediately vest.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. Previous awards, whether vested or unvested, impact current year awards and grants.

No long term equity based awards were granted in 2008.

Benefits.    We provide company benefits or perquisites, that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents and a 401(k) employee savings and protection plan. The costs of these benefits are paid for entirely by the company. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum. We do not make matching contributions to the 401(k) contribution of each qualified participant. The company pays all administrative costs to maintain the plan.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with SFAS No. 123R.

Termination of Employment Arrangements

We have no employment or consulting contracts with any person that requires more than 30 days notice of termination. There are no employment termination arrangements other than we will pay the cost to relocate our expatriate employees working overseas back to their home base along with their personal effects in the event of termination.

Stock Ownership Policy

Currently we do not have a stock ownership policy that applies to our employees.

Chief Financial Officer

Mr. Hullinger became our chief financial officer in October 2008. At that time, we entered into a consulting agreement which provided for his salary benefits. This agreement has been terminated, and Mr. Hullinger is now a full time employee of ours, rather than a consultant. Beginning in 2009, Mr. Hullinger’s compensation will be determined in accordance with the procedures described above for our other named executive officers.

SUMMARY COMPENSATION TABLE

The following sets forth the compensation of VAALCO’s named executive officers in the fiscal year ended December 31, 2008. None of our named executive officers has an employment contract with VAALCO.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Option Awards ($)(2)	Total ($)
R. L. Gerry, Chairman and CEO	2008	$459,000	$340,000	$459,523	$1,258,523
	2007	$425,000	$368,000	$461,007	$1,226,007
W. R. Scheirman, President and Chief Financial Officer	2008	$378,000	$280,000	$379,207	$1,037,207
	2007	$350,000	$280,000	$378,930	$1,008,930
G. M. Cutrer, Executive Vice President	2008	$189,000	$120,000	$215,454	$524,464
	2007	$150,000	$120,000	$216,590	$486,590
G. R. Hullinger, Chief Financial Officer	2008	$63,000	$—	$3,101	$66,301

(1)	The Board awarded bonuses In March 2007 and 2008 based upon our 2006 and 2007 results, respectfully.

(2)	Amounts include the aggregate proportionate fair value for stock option grants made under two grant years (2008, and 2006) that have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2008 and 2007. The actual value of stock options granted in 2008, as reported in the “Outstanding Equity Awards at Fiscal Year End” table below, for each of the named executive officers was: R. L. Gerry, $1,171,625; W. R. Scheirman, $966,875; G. M Cutrer, $555,750; and G. R. Hullinger, $23,200.

One-third of the 2008 stock options vest six months after the date of grant and then one-third annually thereafter. The options expire 5 years after vesting. The grant date fair value was determined under FAS 123R for financial reporting purposes. For a discussion of the determination of fair value under FAS 123R for the 2008 grants, see Note 5, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2008, and, for the 2006 grant, see Note 5, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2006. The actual value that can be realized, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. The exercise price for the 2008 grant is $4.24. The number of stock options granted to the named individuals in 2008 was: R. L. Gerry, 378,600; W. R. Scheirman, 312,400; G. M. Cutrer, 171,500 and G. R. Hullinger, 10,000. The exercise price for the 2006 grant is $7.97. The number of stock options granted to each of the named executive officers in 2006 was: R. L. Gerry, 360,500; W. R. Scheirman, 297,500; and G. M. Cutrer, 171,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
R. L. Gerry	—	378,600	(1)	—	4.24	10/10/2013	—	—	—	—
	240,33312	120,167	(2)	—	7.97	12/11/2011	—	—	—	—
	500,000			—	3.85	1/12/2010	—	—	—	—
W. R. Scheirman	—	312,400	(1)	—	4.24	10/10/2013	—	—	—	—
	198,333	99,167	(2)	—	7.97	12/11/2011	—	—	—	—
	300,000			—	3.85	1/12/2010	—	—	—	—
G. M. Cutrer	—	171,500	(1)	—	4.24	10/10/2013	—	—	—	—
	114,000	57,000	(2)	—	7.97	12/11/2011	—	—	—	—
	82,000			—	3.85	1/12/2010	—	—	—	—
G. R. Hullinger		10,000	(1)	—	5.24	10/22/2013	—	—	—	—

(1)	Stock options vest at the rate of 33.33 percent per period, with the vesting dates of April 10, 2009, April 10, 2010 and April 10, 2011.

(2)	Stock options vest on December 11, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. L. Gerry	—	—	—	—
W.R. Scheirman	—	—	—	—
G. M. Cutrer	—	—	—	—
G. R Hullinger	—	—	—	—

PENSION BENEFITS TABLE

We do not have a qualified pension plan.

NONQUALIFIED DEFERRED COMPENSATION

We do not contribute to any nonqualified deferred compensation benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following sets forth the incremental compensation that would be payable by us to each of our executive officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “Cause,” involuntary termination without “Cause,” termination by the executive for “Good Reason,” termination in connection with a “Change in Control,” termination in the event of “Disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2007, the last business day of 2007; and

•	with respect to calculations based on our stock price, we used $4.65, which was the reported closing price of our common stock on December 31, 2007.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

None of our executive officers is party to an employment agreement with us. Each of our executive officers is a party to equity award agreements relating to options granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding equity grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our executive officers including: cash severance, and accelerated stock option award vesting, upon different termination events. No amounts are payable in the form of cash bonuses, or continuation of employee benefits such as health coverage.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
Robert L. Gerry
Cash Severance	—	—	—	454,400	454,400	454,400	454,400
Accelerated Stock Option Award Vesting (1)	—	—	—	518,098	518,098	518,098	518,098

Total	—	—	—	972,498	972,498	972,498	972,498

W. Russell Scheirman
Cash Severance	—	—	—	578,340	578,340	578,340	578,340
Accelerated Stock Option Award Vesting (1)	—	—	—	427,519	427,519	427,519	427,519

Total	—	—	—	1,005,859	1,005,859	1,005,859	1,005,859

Gayla M. Cutrer
Cash Severance	—	—	—	394,850	394,850	394,850	394,850
Accelerated Stock Option Award Vesting (1)	—	—	—	237,471	237,471	237,471	237,471

Total	—	—	—	632,321	632,321	632,321	632,321

(1)	Amounts include the aggregate proportionate fair value for stock option grants made in 2008 and 2006 which were not vested at December 31, 2008 that would have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2008.

Directors’ Compensation

Our compensation for non-employee Directors is designed to be competitive with our peer group (independent energy competitors), link rewards to business results and stockholder returns and facilitate increased ownership of our Stock. We do not have a retirement plan for non-employee Directors. Our Executive Officers are not paid additional compensation for their services as Directors.

The Board Nominating and Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee Directors, and the independent members of the Board set the compensation. The executive officers have no role in determining or recommending the amount or form of compensation.

Directors are compensated for service on the Board of Directors or any committee thereof as follows:

•	$20,000 per annum payable in four quarterly installments;
•	$ 2,000 per Board meeting attended;
•	$ 1,000 per meeting for serving as Chairman of the Audit Committee;
•	$ 500 per Audit Committee meeting attended;
•	$ 1,000 per meeting for serving as Chairman of the Compensation Committee;
•	$ 500 per Compensation Committee member;
•	$ 1,000 per meeting for serving as Chairman of the Nominating and Corporate Governance Committee; and

•	$ 500 per Nominating and Governance Committee member

NON-EMPLOYEE DIRECTOR COMPENSATION DURING THE FISCAL YEAR ENDED DECEMBER 31, 2008

Amounts shown for each Director vary due to service as a Committee Chairperson for all or a portion of the year.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Robert L. Allen	$42,500	—	$56,100	—	$98,600
Frederick W. Brazelton	$15,000	—	$149,600	—	$164,600
Luigi Caflisch	$39,500	—	$56,100	—	$95,600
O. Donald Chapoton	$39,000	—	$56,100	—	$95,100
William S. Farish	$29,000	—	$56,100	—	$85,100
Arne R. Nielsen	$39,000	—	$56,100	—	$95,100

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table shows the ownership interest in VAALCO Stock as of March 18, 2009 for (i) holders of more than five percent of our outstanding Common Stock; (ii) each Director and each of our named executive officers and (iii) all Directors and all executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

Directors and Officers:

Robert L. Gerry, III	3,077,629	(1)	4.9%
W. Russell Scheirman	603,160	(2)	1.0%
Gayla M. Cutrer	270,676	(3)	*
Gregory R. Hullinger	10,000	(4)
Robert H. Allen	55,000	(5)	*
Arne R. Nielsen	131,000	(6)	*
Frederick W. Brazelton	80,000	(7)	*
William S. Farish	530,000	(8)	*
Luigi P. Caflisch	55,000	(9)	*
O. Donald Chapoton	155,000	(10)	*

Common Stock owned by all directors and executive officers as a group (7 persons)	4,957,465		7.7%

5% Stockholders:

Renaissance Technologies LLC (10)	3,931,200		6.63%

* Less than 1%.

1.	Includes 866,533 shares that may be acquired subject to options exercisable within 60 days of which 126,200 are exercisable at $4.24 per share, 240,333 are exercisable at $7.97 per share and 500,000 shares are exercisable at $3.85 per share. Also includes 750,000 shares held in a trust of which Mr. Gerry is a trustee and beneficiary.
2.	Includes 602,466 shares that may be acquired subject to options exercisable within 60 days of which 104,133 are exercisable at $4.24 per share, 198,333 are exercisable at $7.97 per share and 300,000 are exercisable at $3.85 per share.
3.	Includes 253,167 shares that may be acquired subject to options exercisable within 60 days of which 57,167 are exercisable at $4.24 per share, 114,000 are exercisable at $7.97 per share and 82,000 are exercisable at $3.85 per share.
4	Includes 3,333 shares that may be acquired subject to options exercisable within 60 days of which 3,333 are exercisable at $5.24 per share.
5.	Includes 55,000 shares that may be acquired subject to options exercisable within 60 days of which 25,000 are exercisable at $7.97 and 30,000 are exercisable at $4.24 per share.
6.	Includes 130,000 shares that may be acquired subject to options exercisable within 60 days of which 25,000 are exercisable at $1.04 per share, 50,000 are exercisable at $3.85 per share, 25,000 are exercisable at $7.97 per share and 30,000 are exercisable at $4.24 per share.
7.	Includes 80,000 shares that may be acquired subject to options exercisable within 60 days exercisable at $4.24 per share.
8.	Includes 205,000 shares that may be acquired subject to options exercisable within 60 days of which 100,000 are exercisable at $4.26 per share, 50,000 are exercisable at $3.85 per share, 25,000 are exercisable at $7.97 per share and 30,000 are exercisable at $4.24 per share.

9.	Includes 55,000 shares that may be acquired subject to options exercisable within 60 days of which 25,000 are exercisable at $7.97 per share and 30,000 are exercisable at $4.24 per share.
10.	Includes 155,000 shares that may be acquired subject to options exercisable within 60 days of which 100,000 are exercisable at $6.20 per share, 25,000 of which are exercisable at $7.97 per share and 30,000 are exercisable at $4.24 per share.

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009, by Renaissance Technologies LLC (“RTC”) and James H. Simons. RTC has sole voting power over 3,599,100 of the shares shown, sole dispositive power over 3,897,200 of the shares shown and shared dispositive power over 34,000 of the shares shown. Mr. Simons reports beneficial ownership of the shares beneficially owned by RTC because of Dr. Simons’ position as control person of RTC. The address of Renaissance Technologies LLC and Mr. Simons is 800 Third Avenue, New York, New York 10022

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Directors and executive officers to file, with the SEC, the NYSE and VAALCO, reports of initial ownership and changes in ownership of VAALCO equity securities. Based solely on a review of the reports furnished to VAALCO, we believe that during 2008 all of our Directors and executive officers timely filed all reports they were required to file under Section 16(a).

Amendment of the Restated Certificate of Incorporation to Declassify the Board of Directors

(Proposal 2 on the proxy form)

The Company’s Board of Directors currently consists of eight members and is divided into three classes with the members of each class serving three-year terms. Currently, the stockholders elect approximately one-third of the members of the Board of Directors annually. Pursuant to the Settlement Agreement dated as of May 23, 2008 between the Company and certain parties named therein (the “Settlement Agreement”), the Company agreed to submit and recommend a binding resolution for approval by its stockholders at the Company’s 2009 annual meeting to declassify the Company’s Board and provide for the annual election of all directors, and if the stockholders approve the declassification, the first of such annual elections would take place at the Company’s annual meeting of stockholders to be held in 2010.

In accordance with its contractual agreement, the Board has approved, and is submitting to the stockholders for their approval, an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified board structure (the “Amendment”). If the stockholders approve the Amendment, from and after the 2010 annual meeting, the directors will no longer be divided into classes and each director will be elected to a one-year term expiring at the next succeeding annual meeting. Each member of the Board whose term would otherwise expire after the 2010 annual meeting (including Messrs. Allen, Brazelton and Caflisch, if they are re-elected at this year’s annual meeting) has agreed to voluntarily relinquish the remaining years of his or her term in office, effective at the 2010 annual meeting. The full text of the proposed Amendment is set forth in Appendix A attached hereto.

Approval of the Amendment requires the affirmative vote of the holders of at least 66  2/3% of the outstanding shares of Common Stock. Abstentions and broker non-votes will have the same effect as a vote cast against approval of the Amendment. If this proposal is not approved by the stockholders, the Board will remain classified and our directors will continue to serve three-year terms. If the stockholders vote to approve the Amendment, it will become effective upon the filing of the Amendment to the Restated Certificate of Incorporation with the Secretary of the State of the State of Delaware. The Company intends to file the Amendment promptly after the requisite vote is obtained.

The Board of Directors recommends a vote “for” the Amendment of the Restated Certificate of Incorporation to declassify the Board.

Ratification of the Rights Agreement

(Proposal 3 on the proxy form)

The Company is currently a party to the Rights Agreement dated as of September 14, 2007 (the “Rights Agreement”) between the Company and Registrar and Transfer Company, as Rights Agent. Pursuant to the Settlement Agreement, the Company agreed to submit for stockholder approval the ratification of the Rights Agreement, and if not approved by the stockholders, to terminate the Rights Agreement. In fulfillment of its contractual duties, the Company is hereby submitting the ratification of the Rights Agreement to its stockholders for approval at the 2009 Annual Meeting. If the stockholders do not ratify the Rights Agreement, the Board will terminate the Rights Agreement by redeeming all of the rights pursuant to the redemption procedures set forth in the Rights Agreement. The full text of the Rights Agreement can be found attached to the Registration Statement on Form 8-A filed by the Company with the SEC on September 19, 2007.

The rights to purchase preferred stock set forth in the Rights Agreement (the “Rights”) are intended to enable all stockholders of the Company to realize the value of their investment in the event of an unfair or coercive offer to acquire the Company and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights, however, should not inhibit any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders, as determined by the Board of Directors. The Rights should also not interfere with any merger or other business combination approved by the Board of Directors.

Reasons for a Rights Agreement

The Board believes that the Rights Agreement is in the best interests of the Company’s stockholders for several reasons. First, the Rights Agreement is intended to enable all stockholders to realize the value of their investment by protecting them in the event of an unfair or coercive takeover attempt. The Board believes that the adoption of the Rights Agreement, together with the Board’s decision to submit the plan for ratification by the stockholders in 2009 serves to both protect the stockholders’ interests and provide the time needed to execute the Company’s imminent drilling program so that the Company’s stockholders have the opportunity to maximize their return on their investment in the Company.

The Rights Agreement enables the Board, as elected representatives of the stockholders, to better respond to an unsolicited acquisition proposal. However, it does not prevent parties from making an unsolicited offer for or acquisition of the Company at a full and fair price. The Rights Agreement gives the Board the ability to defend stockholders against abusive tactics that could be used to gain control of the Company without paying stockholders a fair price for their shares. It also ensures that all stockholders are treated fairly and equally in an acquisition of the Company.

The Rights Agreement also encourages potential acquirors to negotiate in good faith with the Board. This gives the Board significant power to negotiate on behalf of the stockholders to achieve a fair price that is consistent with the intrinsic value of the Company. It also blocks any transaction involving an acquirer who is unwilling to pay a reasonable premium over the then current market price. In any event the Board still has the same responsibilities to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to stockholders.

The Rights Agreement also gives the Board the ability to run an auction of the Company or other sale process to the extent the Board has decided to sell the Company. It allows the Board to protect a negotiated transaction from uninvolved third parties once the auction or other sale process is completed. It also slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative courses of action to maximize stockholder value.

Description of the Rights Agreement

The following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which can be found attached to the Registration Statement of Form 8-A referred to above. Initially capitalized terms used but not defined herein have the meanings set forth in the Rights Agreement.

General

Under the terms of the Rights Agreement, each share of Common Stock outstanding has one Right attached to it. Each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share of Series B Preferred Stock, par value $25.00 per share (the “Preferred Stock”), at a purchase price of $20.00 per one one-thousandth (1/1,000) of a share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

Separation and Distribution of Rights; Exercisability.    Currently, the Rights are attached to all certificates representing shares of Common Stock then outstanding, and no separate Rights certificates have been distributed. The Rights will separate from the Common Stock upon the earlier of:

•

ten (10) business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Common Stock then outstanding (subject to certain exceptions discussed below and as set forth in the Rights Agreement) (such person is referred to as an “Acquiring Person”); or

•

ten (10) business days (or some later date as determined by the Board) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the shares of Common Stock then outstanding (subject to exceptions as set forth in the Rights Agreement).

The date the Rights separate from the Common Stock is referred to as the “Distribution Date.”

Until the Distribution Date, (i) the Rights will be evidenced by and transferred with, and only with, the Common Stock certificates, (ii) new Common Stock certificates issued after September 28, 2007 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by those certificates. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as hereinafter defined) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 14, 2012, unless earlier redeemed by the Company as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to the holders of record of Common Stock as of the close of business on the Distribution Date and, after that, the separate Rights certificates will represent the Rights. Except in connection with shares of Common Stock issued or sold pursuant to the exercise of stock options under any employee plan or arrangements, or upon the exercise, conversion or exchange of securities issued by the Company in the future, or as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

Flip-in Events.    Each holder of a Right (other than the Acquiring Person and any associate or affiliate thereof) will have the right to receive, upon exercise, Common Stock (or, in some circumstances, cash, property or other securities of the Company) having a value equal to two times the purchase price of the Right, as the case may be, if:

•

any person becomes an Acquiring Person (except pursuant to specified exceptions, including an offer made for all outstanding shares of Common Stock at a price and upon terms and conditions that the Board determines to be in the best interests of the Company and its stockholders);

•	the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged; or

•	during the time that there is an Acquiring Person, an event occurs that results in increasing the Acquiring Person’s beneficial ownership of shares of Common Stock by more than 1%.

Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. The events described in this paragraph are referred to as “Flip-in Events.”

For example, at a purchase price of $20.00 per Right, each Right not owned by an Acquiring Person (or by some related parties or transferees) following an event set forth in the preceding paragraph would entitle its holder to purchase $40.00 worth of Common Stock (or other consideration, as noted above) for $20.00.

Flip-over events.    At any time following a public announcement that a person has become an Acquiring Person, each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of an acquiring company having a value equal to two times the purchase price of the Right if any of the following occur:

•	the Company enters into a merger in which the Company is not the surviving corporation;

•

the Company is the surviving corporation in a merger pursuant to which all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

•

more than 50% of the combined assets, cash flow or earning power of the Company and its subsidiaries is sold or transferred (in each case other than some consolidations with, mergers with and into, or sales of assets, cash flow or earning power by or to subsidiaries of the Company as specified in the Rights Agreement).

The events described in this paragraph are referred to as “Flip-over Events.” Flip-in Events and Flip-over Events are referred to collectively as “Triggering Events.”

Anti-dilution Adjustments; Fractional Shares.    The applicable purchase price payable, the number of shares of Preferred Stock or other securities or property issuable upon the exercise of the Rights, and the number of applicable Rights outstanding are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, Preferred Stock;

•

if the holders of Preferred Stock are granted rights, options or warrants to subscribe for the applicable Preferred Stock or securities convertible into the applicable Preferred Stock at less than the current market price of the applicable Preferred Stock; or

•

upon the distribution to holders of Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Preferred Stock) or subscription rights or warrants (other than those referred to in the bullet point immediately above).

The number of outstanding Rights are also subject to adjustment in the event of a stock dividend on, or a subdivision or combination of Common Stock. With some exceptions, no adjustment in the purchase price relating to a Right will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price relating to the Right.

No fractional shares of Preferred Stock are required to be issued (other than fractions which are integral multiples of one one-thousandth (1/1,000) of a share of Preferred Stock) and, in lieu of the issuance of fractional shares, the Company may make an adjustment in cash based on the market price of the Preferred Stock on the trading date immediately prior to the date of exercise.

Dividend, Liquidation and Redemption Rights of the Preferred Stock.    Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of $0.001 per share and an aggregate amount of 1,000 times the dividend declared per share of Common Stock (other than stock dividends payable in Common Stock). Upon liquidation, the holders of Preferred Stock will be entitled to the greater of (1) a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and (2) an aggregate payment equal to 1,000 times the payment to be made per share of Common Stock. Each share of Preferred Stock will have 1,000 times the number of votes each share of the Common Stock has on matters the respective class is entitled to vote on, which will be voted together with Common Stock. Upon any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

At any time, or from time to time, the Board may redeem the outstanding shares of Preferred Stock, in whole but not in part, at a cash price per share equal to one hundred five percent (105%) of (i) 1,000 (subject to adjustment) times the average market value of Common Stock plus (ii) all accrued and unpaid dividends of the Preferred Stock as of the redemption date.

Because of the nature of the dividend, liquidation and voting rights of Preferred Stock, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right, should approximate the value of one share of Common Stock.

Exchange of the Rights.    At any time after the occurrence of a Flip-in Event and prior to the acquisition by a person or group of 50% or more of the shares of Common Stock then outstanding, the Board may, without payment of the purchase price by the holder, exchange the Rights, in whole or in part, as follows:

•

one Right (other than the Rights owned by the Acquiring Person or group, which will become void) for one-half the number of shares of Common Stock, one one-thousandths of a share of Preferred Stock or shares or other units of other property for which a Right is exercisable immediately prior to the time of the action of the Board to exchange the Rights.

Redemption of the Rights.    At any time until a public announcement that a person has become an Acquiring Person, the Company may redeem all, but not less than all, of the Rights at a price of $0.001 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board and subject to adjustment). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of these Rights will be to receive the $0.001 redemption price.

No Rights as Stockholder.    Until a Right is exercised, the holder will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Amendment of the Rights Agreement.    Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board at any time during the period in which the Rights are redeemable. At any time when the Rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board only if the amendment does not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person) or cause the Rights to become redeemable again.

Periodic Review.    The Board has appointed a committee (the “TIDE Committee”) that is comprised of at least three (3) directors of the Company who are not officers, employees or affiliates of the Company, to review and evaluate the Rights Agreement, at least every three (3) years or sooner if any person shall become an Acquiring Person, in order to consider whether the maintenance of the Rights Agreement continues to be in the best interests of the Company and its stockholders. Following each such review, the TIDE Committee will communicate its conclusions to the full Board, including any recommendation as to whether the Rights Agreement should be modified or the Rights should be redeemed.

Required Vote for Ratification and Recommendation of the Board of Directors

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for approval of this proposal. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends that the stockholders vote “for” the proposal to ratify the Rights Agreement.

Ratification of Independent Registered Public Accounting Firm

(Proposal 4 on the proxy form)

The Audit Committee, which is composed entirely of independent Directors, has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of VAALCO and its subsidiaries for 2009 and VAALCO’s internal control over financial reporting. The Board has endorsed this appointment. Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2008. During each of the two years ended December 31, 2008 and 2007, Deloitte & Touche LLP provided both audit and non-audit services.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tehmatsu and their respective affiliates for the years ended December 31, 2008 and 2007, were as follows: (thousands of dollars)

Services Provided	2008	2007
Audit Services:
Audit Fees	$461	$454
Audit-Related Fees	6	6

Total Audit Fees and Audit-Related Fees	467	460

Tax Fees	96	85

Total	$563	$545

Audit Fees.    For the years ended December 31, 2008 and 2007, audit fees billed to VAALCO by its principal accounting firm, Deloitte & Touche LLP were for the audit of VAALCO’s annual financial statements and internal control over financial reporting, for the review of VAALCO’s interim financial statements, and for services related to consents for registration statements.

Audit-Related Fees.    For the years ended December 31, 2008 and 2007, fees for audit related services were for debt compliance letters.

Tax Fees.    For the years ended December 31, 2008 and 2007, fees billed to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits and for consultation in Gabon on payroll tax and value added tax matters.

Audit Committee Pre-Approval Policies and Procedures

The 2008 audit and non-audit services provided by Deloitte & Touche LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will select another independent registered public accounting firm for the following year.

The Board unanimously recommends that you vote FOR the appointment of Deloitte & Touche LLP as VAALCO’s Independent Registered Public Accounting Firm.

Stockholders’ Proposals for 2010 Annual Meeting

Stockholders who desire to present proposals at the 2010 Annual Meeting of Stockholders and to have proposals included in our proxy materials must submit their proposals to us at our principal executive offices not later than December 21, 2009. If the date of the 2010 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2009 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2010 Annual Meeting of Stockholders.

The person named in our form of proxy for the 2010 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by December 21, 2009, unless we change the date of the 2010 Annual Meeting of Stockholders by more than 30 days from the date of the 2009 Annual Meeting of Stockholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the 2010 Annual Meeting of Stockholders.

If the date of the 2010 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2009 Annual Meeting, we shall, in a timely manner, inform stockholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our proxy statement and the new date for determining whether we may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which we receive any such proposal, it is suggested that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

Financial Statements and Other Available Documents

Our financial statements for the most recent fiscal year are contained in our Annual Report on Form 10-K. Printed copies of our Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to stockholders upon written request to the Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027. You may also view the documents on our website at www.vaalco.com.

April 20, 2009

APPENDIX A

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

VAALCO ENERGY, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

VAALCO Energy, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: That the Restated Certificate of Incorporation was filed on                      with the Secretary of State of the State of Delaware.

SECOND: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD: That Section 2 of Article Five of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“SECTION 2. NUMBER, ELECTION AND TERMS OF DIRECTORS. Except as otherwise fixed pursuant to the provisions of Article Four hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by or pursuant to the bylaws; provided that such number shall not be less than three nor more than fifteen. Until the date of the 2010 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, each as nearly equal in number as possible. From and after the date of the 2010 annual meeting of stockholders, the Board of Directors shall not be classified and directors shall be elected at each annual meeting for a one-year term expiring at the next annual meeting.”

FOURTH. This Amendment shall be effective upon the filing hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this      day of                 , 2009.

VAALCO ENERGY, INC.

By:

A-1

IMPORTANT

Your vote is extremely important. No matter how many Shares of VAALCO’s common stock you own, please give your Board of Directors your proxy with respect to the Company’s common stock at the 2009 Annual Meeting to vote: (1) “FOR” the election of VAALCO’s two Class II directors and one Class III director on the Company’s Board of Directors, (2) “FOR” the proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board, (3) “FOR” the proposal to ratify the Rights Agreement, and (4) “FOR” the appointment of an independent registered public accounting firm.

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares. Accordingly, please vote your Shares according to the voting instructions provided by your nominee or contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your Shares.

If you would like additional copies of this document, would like to ask any additional questions, or need assistance voting your WHITE proxy card, please contact our proxy solicitor:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

CALL TOLL FREE: 1 (800) 290-6429

OR

BANKS AND BROKERS CALL COLLECT: (212) 269-5550

OR

EMAIL: egy@dfking.com

PROXY FOR HOLDERS OF COMMON STOCK

VAALCO ENERGY, INC.

4600 Post Oak Place, Suite 309, Houston, Texas 77027

This Proxy is solicited on behalf of the Board of Directors of VAALCO Energy, Inc. (the “Company”) for the Annual Meeting of Stockholders on June 3, 2009.

The undersigned hereby constitutes and appoints Robert L. Gerry, III and W. Russell Scheirman, or either of them, each with full power of substitution as the lawful attorneys and proxies to vote at the Annual Meeting of Stockholders of VAALCO Energy, Inc. to be held on June 3, 2009, at 10:00 a.m., Houston time, in the Post Oak meeting rooms at the Holiday Inn-Near the Galleria, 3131 West Loop South, Houston, Texas 77027 and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company, (“Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED PRE-ADDRESSED ENVELOPE ENCLOSED.

The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposals 1 and FOR
Proposals, 2, 3 and 4. If no specification is made, the Shares will be voted FOR said director nominee and proposals.	Please mark your votes as indicated in this example	☒

1.

PROPOSAL TO ELECT AS DIRECTORS of the Company nominees for the 2 Class II positions for a three-year term and 1 Class III position for a 1 year term. Each director will hold office for the stated term or until his successor is elected or appointed and shall qualify.

Nominee: Class II (3 year term): Robert H. Allen, Luigi Caflisch
Nominee: Class III (1 year term): Frederick W. Brazelton

This will result in a total of three (3) directors being elected to the Board of Directors.

	FOR All nominees	WITHHOLD authority only for those nominee(s) whose names I have written at right	WITHHOLD authority for ALL nominees	(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)
	☐	☐	☐

2.	PROPOSAL TO AMEND RESTATED CERTIFICATE OF INCORPORATION to declassify the Board of Directors beginning at the 2010 annual meeting.			In their discretion, the proxies are authorized to vote upon any such other matter as may properly come before the Annual Meeting or any adjournments or postponements thereof.

	FOR ☐	AGAINST ☐	ABSTAIN ☐	Dated , 2009

3.	PROPOSALTO RATIFY THE RIGHTS AGREEMENT.			Stockholder’s Signature

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Stockholder’s Signature

Signature should agree with name printed herein. If shares are held in name of more than one person, then EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

4.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP as the independent auditors of the Company.

	FOR ☐	AGAINST ☐	ABSTAIN ☐